As filed with the Securities and Exchange Commission on July 1, 2015

Registration No. 333-52148

Registration No. 333-139017

Registration No. 333-145043

Registration No. 333-167264

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-52148

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-139017

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-145043

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-167264

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HUDSON VALLEY HOLDING CORP.

(Exact Name of Registrant as Specified in Its Charter)

New York	13-3148745
(State of incorporation)	(I.R.S. Employer Identification Number)

21 Scarsdale Road

Yonkers, NY 10707

(Address of Principal Executive Offices)

1992 Stock Option Plan

Hudson Valley Holding Corp. 2002 Stock Option Plan

Amended and Restated Hudson Valley Holding Corp. 2002 Stock Option Plan

Hudson Valley Holding Corp. 2010 Omnibus Incentive Plan

(Full Title of the Plans)

Jack Kopnisky, President and Chief Executive Officer

c/o Sterling Bancorp

400 Rella Blvd.

Montebello, New York 10901

(845) 369-8040

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (each a “Post-Effective Amendment,” and collectively, the “Post-Effective Amendments”) filed by Hudson Valley Holding Corp., a New York corporation (the “Company”), deregister all securities remaining unissued under the following registration statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of shares of stock offered under certain employee benefit and equity plans and agreements:

Registration No.	Date Filed With the SEC	Name of Equity Plan or Agreement	Shares Registered, as adjusted for Stock Dividends

333-52148	December 19, 2000	1992 Stock Option Plan	861,557(1) shares of common stock of the Company, par value $0.20 per share (the “Common Stock”)

333-139017	November 30, 2006	Hudson Valley Holding Corp. 2002 Stock Option Plan	851,773(2) shares of Common Stock

333-145043	August 1, 2007	Amended and Restated Hudson Valley Holding Corp. 2002 Stock Option Plan	1,163,032(3) shares of Common Stock

333-167264	June 2, 2010	Hudson Valley Holding Corp. 2010 Omnibus Incentive Plan	1,331,000(4) shares of Common Stock

(1)  As a result of stock dividends declared and paid by the Company, the aggregate maximum number of shares has increased from 825,115 to 861,557.

(2)  As a result of stock dividends declared and paid by the Company, the aggregate maximum number of shares has increased from 847,223 to 851,773.

(3)  As a result of stock dividends declared and paid by the Company, the aggregate maximum number of shares has increased from 900,000 to 1,163,032.

(4)  As a result of stock dividends declared and paid by the Company, the aggregate maximum number of shares has increased from 1,100,000 to 1,331,000.

On November 4, 2014, the Company entered into an Agreement and Plan of Merger with Sterling Bancorp (“Sterling”) providing for the merger of the Company with and into Sterling, with Sterling as the surviving entity (the “Merger”).

In connection with the Merger, the Company is terminating all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments and terminates the effectiveness of the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montebello, State of New York, on July 1, 2015.  No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

STERLING BANCORP (as successor by merger to Hudson Valley Holding Corp.)

By:	/s/ Luis Massiani
Name:	Luis Massiani
Title:	Senior Executive Vice President and Chief Financial Officer